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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

The Board of Directors
Markel Corporation

We consent to incorporation by reference in registration statement No. 333-71952 on Form S-3 of Markel Corporation of our report dated January 31, 2001, relating to the consolidated balance sheets of Markel Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income(loss), changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Markel Corporation.

We also consent to incorporation by reference in registration statement No. 333-71952 on Form S-3 of Markel Corporation of our report dated March 30, 2001, relating to the consolidated balance sheet of Terra Nova (Bermuda) Holdings Ltd. and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, comprehensive (loss) income, shareholder's equity and cash flows for the year then ended, which report appears in the December 31, 2000 annual report on Form 10-K of Terra Nova (Bermuda) Holdings Ltd.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

Richmond, Virginia
October 31, 2001